EXHIBIT 4.6

INAMED CORPORATION

5540 Ekwill Street

Santa Barbara, California 93111

March   , 2002

Appaloosa Management L.P.

26 Main Street, 1st Floor

Chatham, New Jersey 07928

                                Re:          Amended and Restated Rights Agreement

Ladies and Gentlemen:

                Reference is made to that certain Amended and Restated Rights Agreement, dated as of November 16, 1999 (the “Original Rights Agreement”), entered into by and between Inamed Corporation (the “Company”) and U.S. Stock Transfer Corporation, as Rights Agent, as amended by Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 22, 1999 (“Amendment No. 1”) and Amendment No. 2 to Amended and Restated Rights Agreement, dated as of April 1, 2002 (“Amendment No. 2”, together with the Original Rights Agreement and Amendment No. 1, the “Rights Agreement”).  Pursuant to Section 27 of the Rights Agreement, Amendment No. 2 requires the consent of Appaloosa Management L.P. (“Appaloosa”).  In consideration for Appaloosa’s consent, to Amendment No. 2, the Company hereby agrees with Appaloosa that the Company shall direct the Board of Directors to cause, prior to June 30, 2005, a vote of the Company’s stockholders to be duly held and a vote of the Company’s stockholders duly taken with respect to whether the Rights (as defined in the Rights Agreement) issued under the Rights Agreement should be redeemed and the Rights Agreement terminated.  In the event that a majority of the Company’s stockholders vote in favor of redemption, the Company agrees to cause such redemption as promptly as practicable thereafter, but in no event later than 30 days after such vote.

                This agreement may be terminated or amended only by the mutual written consent of all parties hereto.

                This agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

                If you are in agreement with the foregoing and consent to Amendment No. 2, please sign and return one copy of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter.

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INAMED CORPORATION

By:
Name:
Title:

Agreed to and Accepted
this day of March 2002

APPALOOSA MANAGEMENT L.P.

By:
Authorized Signatory